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                                                                      EXHIBIT 15



Gothic Energy Corporation and Subsidiaries
Letter Regarding Unaudited Interim Financial Information


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Gothic Energy Corporation and Subsidiaries
     Registration on Forms S-3 and S-4

We are aware that our report dated November 10, 1997 on our review of the interim financial information of Gothic Energy Corporation for the period ended September 30, 1997 and included in this Form 10-QSB is incorporated by reference in the Company's registration statements on Form S-3 (File No. 0-19753) and on Form S-4 (File No. 333-37839). Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



COOPERS & LYBRAND, L.L.P.

Tulsa, Oklahoma
November 10, 1997